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                                                       EXHIBIT 99.1



NEWS RELEASE
FOR IMMEDIATE RELEASE

                         CLEVETRUST REALTY INVESTORS
                     BOARD OF TRUSTEES VOTE TO RECOMMEND
                         PLAN OF ORDERLY LIQUIDATION


WESTLAKE, OHIO, SEPTEMBER 24, 1996 -- John C. Kikol, Chairman and President of CleveTrust Realty Investors (CTRIS-NASDAQ), announced that the Board of Trustees, at a Special Meeting of the Board held today, has unanimously voted to recommend a Plan for the Orderly Liquidation (the "Plan") of CleveTrust Realty Investors (the "Trust").

         The Boards' recommendation was based on many factors, including the Trust's asset size, existing investment strategy and its prospects for maximizing shareholder value. Two years ago, the Trust announced plans to change its investment strategy from the ownership of older office buildings, shopping centers, a hotel, and an apartment complex, to the ownership of newer suburban office buildings. Although the Trust did sell its hotel and apartment complex and purchased two suburban office buildings in Dallas during the past two years; the business plan has not developed as the Board anticipated. The opportunistic purchase of suburban office buildings has become more competitive; and as a result, the Board decided to re-evaluate its business plan. The Board and Management believe that the ability of the Trust to attract new capital is limited due to the Trusts' asset size, the geographical spread of its investments and the different types of properties owned. Furthermore the Board and Management believe that for various reasons, the current market price per share of the Trust does not reflect the true value of its assets. Therefore, the Board has decided


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that it would be in the best interest of the Shareholders to pursue a Plan of Orderly Liquidation.

         The Plan, as proposed, would involve the sale of the Trust's properties during a period of approximately three years. The Board will also consider proposals for a merger, combination or sale of all or a portion of its properties in a single transaction. The Board and Management currently anticipate that the sales of the properties, less all expenses, should result in distributions to the Shareholders in the range of approximately $5.00 to $6.50 per share. This is a forward looking statement, and the actual results could be affected by many factors, including demand and availability in the market for the type and location of properties owned by the Trust and the availability and terms of financing for commercial real estate.

         The Plan will be submitted for approval by the Shareholders of the Trust at the Annual Meeting to be held in February, 1997. The Trustees, who in the aggregate own more than 70 percent of the outstanding shares of the Trust, have agreed to vote their shares in favor of the Plan.

         For the nine months ended June 30, 1996, the Trust reported Funds From Operations of $2,240,000 compared to $1,805,000 for the same period last year. The $435,000 increase represents a 24% improvement when compared to last year's nine months operating results. Funds From Operations are calculated by adding Depreciation Expense to the Trust's Net Income Before Gains (Losses) on the Sales of Real Estate and Extraordinary Items. The Trust's operating income for the nine month period ended June 30 1996, was $904,000 compared to $416,000 for the comparable period of Fiscal 1995, an improvement of $488,000 before gains (losses) on sales of real estate and extraordinary items.